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                       ASSET PURCHASE AND SALE AGREEMENT

                                  Dated as of

                                 May 11, 1998

                                    between

                         SKYLYNX COMMUNICATIONS, INC.

                                      and

                               NADEX WEST, INC.






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                       ASSET PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made and entered into effective this 11th day of May, 1998, by and among SKYLYNX COMMUNICATIONS, INC. , a Colorado corporation, or a wholly owned subsidiary to be formed for the purpose of performing this Agreement, ("Skylynx," the "Company" or "Buyer") and NADEX WEST, INC., a Nevada corporation ("Nadex" or "Seller").

                                  WITNESSETH

     WHEREAS, Seller is the owner of certain tangible and intangible properties and assets used in connection with certain wireless communications operations (the "Business"); and

     WHEREAS, Buyer desires to purchase and Seller desires to sell the assets used in connection with such Business, subject to the terms and conditions hereinbelow set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1:     PURCHASE AND SALE OF ASSETS

     On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Buyer contained in this Agreement:

     1.1 DESCRIPTION OF ASSETS. Subject to such regulatory approvals and legal requirements as may be necessary to consummate same, Seller hereby sells, transfers and assigns to Buyer the following properties and assets, both tangible and intangible, owned by Seller and used by it in connection with the operation of its Business, as described and listed in Exhibit 1.1 to this Agreement (hereafter the "Assets").

            (a) Leases covering two (2) MDS channels granted under licenses issued by the Federal Communications Commission ("FCC") within the Fresno, California geographical area ("Leases").

            (b) All FCC approvals, licenses and permits of Seller to provide digital services utilizing the MDS channels under the Leases.

            (c) All of Seller's furniture, fixtures, office machinery and equipment.

            (d) All engineering designs, drawings, reports and other intellectual property associated with the development of the MDS channels under the Leases.

            (e) All raw materials, work in process and other tangible assets of Seller.

            (f) All other tangible and intangible assets of Seller not specifically identified in the foregoing associated with or related to the development and provision of digital services utilizing the two MDS channels covered under the Leases.

     1.2 EXCLUDED ASSETS. The Assets to be acquired by Buyer from Seller shall not include the following assets and property of Seller:

            (a) All business and accounting records of Seller pertaining to the business, except as specified above; provided, however, that the Buyer shall have reasonable access and opportunity to make copies of any such records which may be necessary for the continuing conduct of a business by Buyer.

     1.3    ALLOCATION OF PURCHASE PRICE.  The Purchase Price as defined in
Section 2 hereof shall be allocated among the Assets purchased as set forth on
Exhibit 1.3. The allocation shall be binding on the parties for all purposes, including without limitation, the appropriate tax treatment under Section 1060 of the Code to be accorded to the transactions contemplated by this Agreement.

     1.4 NO ASSUMPTION OF LIABILITIES. Except as expressly provided for in this Agreement, Buyer is acquiring the Assets free and clear of all claims, liens or liabilities of Seller and shall have no obligation to pay or otherwise discharge any obligation or liability of Seller incurred in connection with Seller's operation of the Business prior to the Closing Date; and Seller agrees to indemnify, defend and hold harmless Buyer with respect to any claim, damage or liability for such obligations. Notwithstanding the forgoing provisions, Buyer assumes and agrees to pay and discharge all covenants, stipulations, agreements and obligations of Buyer under the Leases accruing on or after the date of this Agreement or otherwise attributable to the period commencing on the date of this Agreement and continuing thereafter for so long as the Leases remain in full force and effect.

     1.5 EMPLOYMENT MATTERS. It is understood and agreed Buyer is not assuming any union contracts, pension liabilities, workman's compensation commitments or employee obligations of Seller, and all such matters shall be and remain Seller's sole responsibility and obligation.

     1.6 TAXES AND OTHER COSTS. All transfer, sales and conveyance taxes related to the sale shall be payable by Seller.

     1.7 REGULATORY APPROVALS. To the extent the transfer and sale of the Assets requires the approval or consent of the FCC or other regulatory or governmental approvals, Seller, and its officers and directors, agree to exercise best efforts to apply for and obtain such regulatory approvals as expeditiously as possible and to cooperate with all reasonable requests of Buyer and its representatives in connection with obtaining such approvals.

SECTION 2:  PURCHASE PRICE

     2.1 The Purchase Price for the Assets shall consist of (i) fifty thousand (50,000) shares of the Common Stock, $.001 par value, (the "Common Stock") of Buyer (the "Fixed Shares"), and (ii) an additional twenty-five thousand (25,000) shares of Buyer's Common Stock (the "Contingent Shares"), subject to the provisions of Section 2.2 below.

     2.2 Buyer shall cause certificates representing the Contingent Shares to be delivered to Buyer's acting secretary, as escrow agent, to be held in accordance with the terms and conditions of this Section 2.2. The Contingent Shares shall not be deemed issued and outstanding until and less earned and distributed to Seller in accordance with this Section 2.2. The Contingent Shares shall be released from escrow and distributed and delivered to Seller upon the Fresno, California network system (the "Fresno System") generating and reporting, on a stand alone basis, annual net income for a full fiscal year of at least Eight Hundred Thirty-Five Thousand Dollars ($835,000). The vesting, distribution and delivery of the Contingent Shares shall further be contingent upon the Fresno System satisfying the annual Eight Hundred Thirty-Five Thousand Dollar ($835,000) net income milestone while under the direct management, supervision and control of Till Fritzsching ("Fritzsching"), Dan Marshall, Jr. ("Marshall") and Michael Corcoran ("Corcoran"), or any combination of Seller's officers, or any other individuals that may be appointed and managed by Seller's officers.

SECTION 3:  PURCHASE OPTION

     3.1 Seller and its executive officers agree to exercise best efforts to obtain, on behalf of Buyer, an option to purchase (the "Purchase Option") the FCC licenses for the MDS channels included in the Leases. Such Purchase Option must be upon terms and subject to conditions acceptable to Buyer in its absolute discretion. In the event Seller is able to obtain on behalf of Buyer a Purchase Option acceptable to Buyer, Buyer agrees to issue to Seller an additional fifty thousand (50,000) shares of Buyer's Common Stock (the "Option Shares").

     3.2 In connection with Seller's efforts to solicit and obtain the Purchase Option, Seller shall have no authority to represent or bind the Buyer as to any matter whatsoever, it being understood that all agreements or arrangements shall be subject to acceptance by Buyer. In connection with such efforts, Seller shall make no representation or warranty of whatsoever kind or description to any third person or party with respect to Buyer or purportedly on behalf of Buyer and agrees to indemnify, defend and hold harmless the Buyer from any liability which may arise or be claimed against the Buyer by virtue of Seller's acts or omissions in connection with obtaining such Purchase Option.

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Buyer to enter into this Agreement and with the understanding and expectations that Buyer will be relying thereon in consummating the transactions contemplated hereunder, Seller hereby represents and warrants as follows:

     4.1 UNREGISTERED STOCK. Seller represents that it understands that the Skylynx Common Stock comprising the Fixed Shares, Contingent Shares and Option Shares has not been registered for sale under federal or state securities laws and that said securities are being issued to Seller pursuant to a claimed exemption from the registration requirements of such laws.
Seller understands that in order to maintain such exemption it must be acquiring the stock with no view to making a public distribution of said securities, and the representations and warranties contained in this Section
4.1 are given with the intention that Skylynx may rely thereon for purposes of claiming such exemption; and that it understands that they must bear the economic risk of their investment in the Skylynx Common Stock for a substantial period of time, because the Skylynx Common Stock has not been registered under the federal or state securities laws and cannot be sold unless subsequently registered under such laws or unless an exemption from such registration is available.

     4.2    STOCK ACQUIRED FOR INVESTMENT; LIMITATIONS ON DISPOSITIONS.
Seller represents that it is acquiring the Skylynx Common Stock for its principal's account and for investment and not with a view to, or for the sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Seller agrees that, other than distribution of SkyLynx Common Stock to its own principals, the stock will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by it unless (i) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (ii) there is presented to SkyLynx an opinion of counsel for Seller reasonably satisfactory to SkyLynx that such registration is not required, or (iii) there is presented to SkyLynx a letter from the Securities and Exchange Commission (said Commission having been informed of all relevant circumstances) to the effect that in the event the stock is transferred by Seller without such registration, the Commission or the staff will not recommend any action. Seller consents that any transfer agent of SkyLynx may be instructed not to transfer any of the stock unless it receives satisfactory evidence of compliance with the foregoing provisions and that there may be endorsed upon any certificates (or instruments issued in substitution therefor), SkyLynx' regular legend regarding the sale of restricted securities.

     4.3 CORPORATE AUTHORITY. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, after satisfaction of the conditions to close, nor compliance by Seller with any on the provisions hereof will:

            (a) conflict with or result in a breach of any provision of its articles of incorporation or bylaws;

            (b) other than as disclosed on Exhibit 4.3 hereto, result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by Seller prior to the Closing Date or the obtaining of which shall have been waived by Buyer; or

            (c) violate any order, writ, injunction, decree of a court of competent jurisdiction or, to Seller's Best Knowledge, any statute, rule or regulation applicable to Seller or any of its properties or assets. To Seller's Best Knowledge, no consent or approval by any governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for possible notice under plant closing laws.

     4.4 NO DEFAULTS. Each of the leases, including the Leases governing the MDS channels, contracts and agreements to which Seller is a party, and which will be assigned to and assumed by Buyer, is in full force and effect as of the date hereof with no defaults existing thereunder.

     4.5 NO BREACHES. Seller is not in violation of and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of the Leases or any agreement, contract, license or other instrument or obligation to which Seller is a party or by which its Assets are bound; nor will the consummation of the transactions contemplated hereby cause Seller to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Seller is, was or may be bound or to which any of Seller's assets are subject.

     4.6 CONDITION OF THE CORPORATION'S ASSETS. Seller's Assets are currently in good and usable condition, normal wear and tear excepted, and there are no defects or other conditions which, in the aggregate, materially
and adversely affect the operation or values of such assets.   No third party
(including any officer or employee of Seller) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business.

     4.7 CORPORATE ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary corporate action on behalf of Seller, has been duly executed and delivered by authorized officers of Seller, and is a valid and binding Agreement on the part of Seller that is enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     4.8 NO LIENS OR ENCUMBRANCES. Seller has good and marketable title to all of the Assets, tangible and intangible, free of any mortgages, security interests or pledges of any kind whatsoever, except for such property and assets as may be leased by Seller.

     4.9 OBLIGATIONS AND LIABILITIES. Except as otherwise disclosed in this Agreement or the Exhibits hereto, all of the Assets to be transferred and conveyed to Buyer pursuant to this Agreement are free and clear of any claim, lien, encumbrance or any liability of Seller. Other than overdue Channel Lease payments owed by Seller and to be paid by Buyer in conjunction with the assignment of the MDS Lease Contracts, Buyer shall not be liable or obligated to pay, discharge or otherwise satisfy any indebtedness, liability or obligation of Seller, whether incurred in connection with the operation of the Business or otherwise; and Seller, for itself, successors and assigns, agrees to indemnify and hold harmless Buyer, its successors and assigns, from any such liability or obligation.

     4.10 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW. There is no legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened pertaining to Seller which might have a material adverse effect on the Assets following the Closing Date.

     4.11 SELLER'S REPRESENTATIONS TO BUYER ON FRESNO SYSTEM MANAGEMENT. Seller and its officers agree to perform their duties in a manner that represents the Buyer's best interests in the development and management of the Fresno System.

SECTION 5:  COVENANTS OF BUYER

     As a material inducement to Seller to enter into this Agreement and with the understanding and expectations that Seller will be relying thereon in consummating the transactions contemplated hereunder, Buyer hereby represents and warrants as follows:

     5.1 EMPLOYMENT AGREEMENTS. Concurrently with the execution of this Agreement, Buyer shall execute and deliver written employment agreements with Fritzsching, Marshall and Corcoran in the exact form of Exhibits 5.1(a), (b) and (c) hereto.

     5.2 CASH CAPITAL CONTRIBUTION. Buyer agrees to develop a Segregated Bank Account and deposit One Million Two Hundred Thousand Dollars ($1,200,000) to be used exclusively for the development, construction, completion and initial operations of the Fresno System. In order to complete the development, construction and deployment of the Fresno System in an expeditious manner, Buyer agrees to disburse such Cash Capital Contributions in the following increments: (1) Three Hundred Thousand Dollars ($300,000) within seven (7) days of the date of this Agreement as first written above;
(2) an additional Five Hundred Thousand Dollars ($500,000) within sixty (60) days of the date of this Agreement; payments under items (1) and (2) of this
Section 5.2 and can be made in the form of payments made directly to Network Systems Technologies, Inc. for engineering services and POP Equipment specifically designated for the Fresno System; additionally, payments into the impressed account as specified below will become part of the contribution requirements outlined in Items (1) and (2) of this Section 5.2; and (3) the remaining balance due of Four Hundred Thousand Dollars ($400,000) within one hundred twenty (120) days of the date of this Agreement. Buyer agrees to establish an Impressed Account in a Fresno area bank within fifteen (15) days of the date of this contract and to simultaneously deposit the sum of Sixty Thousand Dollars ($60,000) into such account that is to be used for the express purpose of ongoing operating expenses for the Fresno System. Buyer also agrees that upon receipt of monthly itemized expenses by the fifth (5th) day of each month for the previous month's expenses, to replenish that amount into the Impressed Account by the tenth (10th) day. Buyer agrees that for the first six months after the date of this Agreement any checks written from the Impressed Account that exceed an amount of Ten Thousand Dollars ($10,000) shall require signatures from both Buyer and Seller. Buyer also agrees that Buyer's CFO will have signatory authority on the account for the first six months from the date of this Agreement only for the purpose of signing checks requiring two signatures as specified above. Buyer also agrees that after the first six months from the date of this Agreement that signatory authority of Buyer's CFO will be removed from the Impressed Account and that checks for an amount greater than Ten Thousand Dollars ($10,000) will require signatures from Seller's President and Secretary. In the event that the Buyer does not make the Cash Capital Contributions in the increments as specified in this
Section 5.2, or in the event that any monies are withdrawn from the aforementioned Segregated Account by Buyer without the express written approval of Seller's President, Secretary and Treasurer, then Buyer will be considered in breach of this Agreement. In the event of a Breach of Contract by violation of the provisions and understandings developed in this Section 5.2, Buyer agrees that the following will AUTOMATICALLY result: (a) all Transmission Equipment, Antenna Equipment (valued at not more than Fifteen Thousand Dollars ($15,000), Point of Presence Equipment and Office Furnishings/Equipment that have been purchased and/or delivered for the Fresno System will remain in place and Seller will have the option to purchase Transmission Equipment, Point of Presence Equipment and Office Furnishings/Equipment at a price determined by a straight line, five year depreciation schedule and Buyer shall provide five year financing terms at current market interest rates and the Antenna System Equipment shall remain in place and become the property of Lessor in accordance with the provisions in the Channel Lease agreement; (b) the MDS Channel Lease assignments made in correlation to this Agreement become void and nullified; (c) the office lease at Fresno is assigned to Seller; (d) the sublease to Buyer for the tower space and equipment room space at Fresno becomes void and nullified; and (e) all assets being purchased in this Agreement to Buyer are transferred back to Seller. In addition to the AUTOMATIC results for Breach of Contract by violation of the provisions and understandings developed in this Section 5.2, Buyer also agrees in such event to provide Seller from the Impressed Account three (3) months operating expenses that consist of the normal monthly expenses such as tower, equipment room and office space rent, MDS channel lease payments, utilities, insurance and other miscellaneous monthly expenses for the period of ninety days from the date of such breach. Buyer acknowledges that all SkyLynx common stock shares issued to Seller will remain the property of Seller or its principals.

     5.3 POINT OF PRESENCE EQUIPMENT. In addition to the cash capital contributions to the Fresno System, Buyer agrees to make available to the Fresno System certain Point of Presence Equipment at such times and in such quantities and configurations as Buyer shall determine may be reasonable and necessary for the deployment of such system.

     5.4 ADDITIONAL CAPITAL CONTRIBUTIONS. Buyer shall use reasonable efforts to provide the capital necessary to develop, construct and deploy the Fresno System in accordance with the provisions of this Section 5; provided, however, that Buyer shall have the sole and exclusive right to determine the timing, quantity and form of all capital contribution made to the Fresno System. Under no circumstance shall Buyer have any liability whatsoever to Seller, Seller's officers, directors or shareholders, arising from any agreements contained in this Section 5 or arising from Buyer's determination of the timing, quantity, form and manner of any capital contributions to the Fresno System.

     5.5 BUYER ASSUMES LEASE OBLIGATIONS OF SELLER. In conjunction with the assignment of MDS Leases, Buyer agrees to assume all of the Seller's obligations as Lessee that are established in the Lease Agreements. Buyer also agrees to make payment within ten (10) days of the date of this Agreement the lease fees owed by Seller through May 31, 1998. Said fees total Thirteen Thousand Three Hundred Thirty Three Dollars ($13,333) for the MDS1 lease and Seven Thousand Two Hundred Dollars ($7,200) for the MDS2A lease.

     5.6 BUYER'S OBLIGATION TO SELLER OF OPERATING CONTROL AND MANAGEMENT OF FRESNO SYSTEM. Buyer agrees that Seller's officers will be directly responsible for the development and management of the Fresno system, including, but not limited to hiring and firing staff members, local advertising and promotional events, marketing and sales of services and allocation of funds. Buyer also agrees that Seller's officers will report directly to and coordinate with Buyer's CEO, CFO and COO in the development of the Fresno System. Any variation from the corporate organization as specified in this Section 5.6 shall require written approval of both parties to become effective.

     5.7 BUYER'S OBLIGATION TO SELLER OF NETWORK CONTROL. Buyer agrees that in addition to the Cash Capital Contribution and the delivery and installation of certain Point of Presence Equipment as specified above in Sections 5.2 and 5.3 respectively, Buyer will deliver and install the equipment necessary to develop a Network Operations Center (NOC) in order to accomplish the network management of the Fresno System. Such NOC equipment shall not exceed a cost of Ten Thousand Dollars ($10,000). Other systems that Buyer develops may be managed by the Fresno NOC at Buyer's discretion. Buyer agrees that Seller's officers will manage the NOC consistent with the corporate organization as defined above in Section 5.6.

SECTION 6:  MISCELLANEOUS

     6.1 ATTORNEYS' FEES. In the event there is any litigation or arbitration between the parties concerning this Agreement, the successful party shall be awarded reasonable attorneys' fees and litigation or arbitration costs, including the attorneys' fees and costs incurred in the collection of any judgment.

     6.2 NOTICES. All notices required or permitted hereunder shall be sufficient if delivered personally or mailed to the parties at the address set forth below or at such other address as either party may designate in writing from time to time. Any notice by mailing shall be effective forty-eight (48) hours after it has been deposited in the United States certified mail, return receipt requested, duly addressed and with postage prepaid.

     6.3 PARTIAL INVALIDITY. If any provisions of this Agreement are in violation of any statute or rule of law of any state or district in which it may be sought to be enforced, then such provisions shall be deemed null and void only to the extent that they may be in violation thereof, but without invalidating the remaining provisions.

     6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, personal representatives, successors and assigns and shall be binding on all persons appointed to vote as proxies on any of the shares of common stock or voting securities dedicated to this Agreement.

     6.5 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions or covenants of this Agreement by either party shall be deemed to imply or constitute a waiver of any other agreement, term, condition or covenants of this Agreement. The failure of either party to insist on strict performance of any agreement, term, condition or covenant, herein set forth, shall not constitute or become construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition or covenants of this Agreement.

     6.6 GOVERNING LAW. This Agreement and the rights and duties of the parties shall be construed enforced in accordance with the laws of the State of California.

     6.7 FAX/COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counter parts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

     6.8 ENTIRE AGREEMENT. This Agreement with the attached exhibits constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions or obligations except as herein specifically provided. Any amendment or modification hereof shall require written approval of both parties to become effective.

     6.9 TIME. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                   SKYLYNX COMMUNICATIONS, INC.,
                                   a Colorado corporation,


                                   By:  /s/ Joe Morgan
                                        ----------------------------------
                                        Joe Morgan, Chief Financial Officer


ATTEST:                            NADEX WEST, INC.,
                                   a California corporation


 /s/ Daniel Marshall, Jr.          By:  /s/ Till Fritzsching
-------------------------------         -----------------------------------
Daniel Marshall, Jr., Secretary         Till Fritzsching, President